SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2006

INNOVIVE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51534	74-3123261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

555 Madison Avenue, 25th Floor, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (212) 716-1810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective July 6, 2006, Antony Pfaffle, M.D. and J. Jay Lobell were appointed to the Board of Directors of Innovive Pharmaceuticals, Inc. Dr. Pfaffle and Mr. Lobell also will serve on Innovive’s Compensation Committee.

Dr. Pfaffle serves as a healthcare consultant for Goldman Sachs & Company. He also recently joined Paramount BioSciences, LLC, where he evaluates drugs and devices for its venture capital team. He previously served as a consultant in medicine/nephrology at the Memorial Sloan-Kettering Cancer Center in New York. In addition, he founded Black Diamond Research (now BDR Research), and Trinity Advisory Group. Dr. Pfaffle received his BS/MD degree at The City College of CUNY and was later appointed to the faculty at both Weill-Cornell Medical College and the NYU School of Medicine.

Mr. Lobell currently serves as President and Chief Operating Officer of Paramount BioSciences, LLC and Paramount BioCapital Asset Management, Inc. He also serves as Chief Executive Officer, Secretary and a member of the Board of Directors of Paramount Acquisition Corp. Mr. Lobell serves on the Board of Directors of NovaDel Pharma Inc. and is on the boards of several private biotechnology companies. Previously, Mr. Lobell was a partner at Covington & Burling, a law firm, where he provided litigation, regulatory and business advice. Mr. Lobell received his BA from Queens College and his JD from Yale Law School.

Simultaneously with the appointment of Dr. Pfaffle and Mr. Lobell to Innovive’s Board, on July 6, 2006, Stephen C. Rocamboli and Michael Weiser, M.D. resigned as directors of Innovive. Mr. Rocamboli remains the Secretary of Innovive. No disagreements caused the resignations.

A copy of the press release dated July 7, 2006 announcing the appointment of Dr. Pfaffle and Mr. Lobell as Innovive directors as well as the resignations of Mr. Rocamboli and Dr. Weiser from Innovive’s Board is attached as an exhibit.

Innovive has engaged in several transactions with Paramount BioCapital, Inc., a company in which Innovive directors, officers or significant stockholders have a direct material interest. Dr. Weiser, Mr. Rocamboli, Dr. Pfaffle, Mr. Lobell and Innovive’s Treasurer, John Knox, are employees of Paramount BioCapital or an affiliate of Paramount BioCapital. Lindsay A. Rosenwald, M.D. is chairman and chief executive officer of Paramount BioCapital and its affiliates. Dr. Rosenwald and trusts for the benefit of Dr. Rosenwald and his children owned an aggregate of 29.10% of Innovive common stock, on a fully diluted basis, as of June 30, 2006.

In May 2005, Innovive engaged Paramount BioCapital to assist in its private placement offering of senior convertible promissory notes. In connection with the offering, Paramount BioCapital and Innovive entered into an exclusive introduction

2

agreement dated as of May 17, 2005, as amended on May 23, 2005. Pursuant to the agreement, Innovive paid Paramount BioCapital cash commissions of $141,410 and issued it and its designees warrants to purchase 55,656 shares of Innovive common stock with an exercise price of $4.36 per share.

On March 28, 2006 Innovive entered into a Placement Agency Agreement with Paramount BioCapital and another placement agent for the private placement of its $0.001 par value Series A convertible preferred stock. On June 29, 2006, Innovive raised gross proceeds of $13,521,277.44 through the private placement of 3,414,464 shares of its Series A convertible preferred stock. For its services, Innovive paid Paramount BioCapital commissions of $567,893.65 and issued it and its designees warrants to purchase 207,583 shares of Innovive common stock at a per share exercise price of $4.36. Innovive also granted Paramount BioCapital the right of first refusal to act as finder, placement agent or other similar agent in relation to any securities offerings during the 36-month period following June 29, 2006.

In connection with the Series A stock sale, the future advance promissory note that Innovive issued to Paramount BioCapital Investments, LLC in June 2004 with an aggregate amount of principal and accrued interest of $4,073,389.87 converted into 1,028,634 shares of Series A convertible preferred stock and the future advance promissory note that Innovive issued to an entity related to Dr. Rosenwald with an aggregate amount of principal and accrued interest of $1,377,621.23 converted into 347,884 shares of Series A convertible preferred stock.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Press release dated July 7, 2006.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVE PHARMACEUTICALS, INC.

Date: July 11, 2006	/s/ Steven Kelly
Steven Kelly
President and Chief Executive Officer

4